Exhibit 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 7, 1996, relating to the financial statements and financial highlights of Brandywine Blue Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


   /s/ PRICE WATERHOUSE LLP

   PRICE WATERHOUSE LLP
   Minneapolis, Minnesota
   January 14, 1997